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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of December 31, 2001 (the "Effective Date"), by and between Univec, INC., a Delaware corporation with offices at 22 Dubon Court, Farmingdale, NY 11735 (the "Company"), and Joel Schoenfeld, an individual with a place of business at 22 Dubon Court, Farmingdale, NY 11735 (the "Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

                  WHEREAS, the Company desires to continue the employment of the Executive as Chairman of the Board of Directors of the Company and the Executive desires to be employed by the Company pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

                  1.       Employment.

                  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company, for the Term (as defined in Section 2 below), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

                  2.       Term.

                  Except in the event of earlier termination as herein provided, the term of the Executive's employment with the Company hereunder shall commence on the date hereof and shall end on the later of (a) January 1, 2005, or (b) 3 years following the date of the last extension of this Agreement. On each January 1 following the date of this Agreement, the unexpired term of this Agreement shall be extended automatically by one (1) year(s), it being the intention of the parties that the unexpired term of this Agreement shall at all times be not less than two years and that following each such extension, the unexpired term immediately thereafter shall be three years. For purposes of this Agreement, the "Term" of this Agreement shall mean the full term of the Agreement, including extensions, and not just the initial period hereunder.

                  3.       Position, Duties and Responsibilities.

                           3.1 Appointment as Chief Executive Officer and President.

                           (a)      During the Term, the Executive shall serve,
and the Company shall employ the Executive as the Chairman of the Board of Directors and a full time executive of the Company, subject to the general supervision of the Board of Directors of the Company. The Executive's duties shall include, but not be limited to, the usual duties performed by the Chairman of the Board of Directors and such other duties as shall be assigned to him from time to time by the Board of Directors. The Executive shall report directly to the Board of Directors (the "Board") and shall serve as a member of the Board so long as the Executive serves as Cairman of the Board of Directors of the Company.

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                            (b)     During the Term, the Executive shall devote
the appropriate amount of his working time, attention and energies to the business and affairs of the Company, required to fulfill his duties described herein. Nothing in the Agreement shall preclude the Executive from managing his other business affairs, engaging in charitable and community affairs, serving on the boards of directors of a reasonable number of other corporations, trade associations or charitable organizations or giving attention to his personal investments; provided, such activities do not materially conflict with the regular performance of his duties and responsibilities under the Agreement.

                           3.2 Representations and Warranties by the Executive and the Company.

                           (a)      The Executive hereby represents and warrants
to the Company as follows: In order to induce the Company to enter into the Agreement on the terms and conditions set forth herein, the Executive hereby represents and warrants to the Company that his execution of the Agreement and the performance of his duties and responsibilities hereunder will not violate or result in a breach of, or in any manner be prohibited or restricted by, the terms of any agreement, arrangement, understanding (written or otherwise), order or decree to which he is a party or by which he is bound.

                           (b)      The Company hereby represents and warrants
to the Executive as follows: (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and conduct its business in the manner presently contemplated; (ii) The Company has the requisite power and authority to enter into this Agreement; (iii) The execution, delivery and performance by the Company of this Agreement do not violate or conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the Company's charter documents, or any material agreement or instrument to which the Company is a party or by which the Company or any of its properties are bound or affected.


                  4.       Compensation and Stock Options.

                           4.1      Compensation.

                           Commencing as of January 1, 2002, whether or not the
Term has then commenced, the Executive shall be paid (i) a base salary (the "Base Salary") at an annual rate determined by the mutual agreement of the Executive and the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), payable on a monthly basis plus (ii) a bonus (the "Bonus") at a rate determined by the mutual agreement of the Executive and the Compensation Committee. On each January 1st during the Term, beginning January 1, 2003, the Base Salary shall be increased by an amount to be agreed upon by the mutual agreement of the Executive and the Compensation Committee. Upon the closing of a merger with another company, or a similar transaction, the Executive's Base Salary shall be renegotiated. In no event shall such renegotiated Base Salary be less than the highest annual Base Salary during the Term. The foregoing compensation may, in the good faith agreement of the Executive and the Compensation Committee, be accrued on a mutually-agreed basis.


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                           4.2      Stock Options.

                           The Executive's compensation shall include options
(the "Options") to purchase equity of the Company in the form of shares of common stock, $.001 par value per share (the "Company Common Stock"), equivalent to an amount, when exercised, of 1,000,000 shares of Company Common Stock (as such number of shares may be adjusted pursuant to clause (v) below). The material terms of the Options will include the following: (i) The date of grant of the Options will be the Effective Date; (ii) On the one (1) year anniversary of the Effective Date (the "Initial Vesting Date"), provided that the Executive has not been terminated for Due Cause (as defined below) by the Company, the Executive will acquire a vested interest with respect to twenty-five percent (25%) of the Options, or Options to purchase 250,000 shares of Company Common Stock (as such number of shares may be adjusted pursuant to clause (v) below);
(iii) Every subsequent monthly period following the Initial Vesting Date, provided that the Executive has not been terminated for Due Cause by the Company, the Executive will acquire a vested interest with respect to Options to purchase an additional 20,833 shares of Company Common Stock (as such number of shares may be adjusted pursuant to clause (v) below), until the 48th month following the Effective Date or until such time as the Executive has received Options to purchase 1,000,000 shares of Company Common Stock (as such number of shares may be adjusted pursuant to clause (v) below); (iv) If the Executive is no longer employed by the Company due to termination of his employment for Due Cause, the Executive is only entitled to those options in which the Executive has acquired a vested interest as of the date of termination for Due Cause; provided, that if the Executive's employment with the Company is terminated for any other reason than Due Cause, the Executive shall acquire a vested interest in all remaining Options to be vested so that the Executive has received Options to purchase 1,000,000 shares of Company Common Stock (as such number of shares may be adjusted pursuant to clause (v) below); (v) The Executive shall receive customary anti-dilution protection for any mechanical adjustments to the equity securities of the Company including stock splits, stock dividends or similar adjustments. In addition, if the Company issues any equity securities or any securities convertible into equity securities, except in any case pursuant to outstanding options, a restricted stock plan, stock option plan, executive benefit plan or any other similar plan for executives and consultants duly adopted by the Company, for less than the exercise price per share paid by the Executive, then the Executive shall receive full ratchet anti-dilution protection; (vi) The exercise price for the Options will be the closing market price on the Closing Date (as such term is defined in the Stock Purchase Agreement, dated as of December 31, 2001, among the Company, PPSI and the PPSI Stockholders (as such terms are defined therein)) as such prices are reported in the Wall Street Journal or by any market maker; (vii) The Options shall be Incentive Stock Options, as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"); and (ix) Each Option shall have an exercise period of ten (10) years. U covenants and agrees that it shall take all steps necessary or desirable to ensure that shares of Company Common Stock received by Executive upon the exercise of Options are freely tradeable, including by registering such shares of Company Common Stock pursuant to applicable Federal and state securities laws.



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                  5.       Executive Benefits.

                           The Company shall provide Executive with the
following benefits: (a) payment by the Company of the annual premiums on a term life insurance policy with a face amount of $2 million (it being understood that notwithstanding such payment all benefits, including accrued cash value, of such policy shall inure to the benefit of the Executive and/or his designated beneficiary(ies)); provided that, in the reasonable determination of the Executive and the Company, at such time as a whole life insurance policy with a face amount of $2 million is available at a commercially reasonable premium, payments of premiums with respect to the foregoing term life insurance policy shall be applied to a whole life insurance policy, (b) annual vacations consistent with the Executive's position with the Company, but in any event at least four weeks per annum, and sick leave and paid holidays, (c) health and dental insurance providing coverage for 100% of such expenses for the Executive and his immediate family, (d) disability insurance providing for payment of one-half of the Executive's then current Base Salary, (e) an automobile lease and automobile insurance allowance equal to $12,000 per year and (f) such other benefits as are customary and appropriate for a similarly situated executive officer of comparable standing in a comparable company in the same industry.

                  6.       Expense Reimbursement.

                  During the Term, the Company shall reimburse the Executive for all reasonable travel and other out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in carrying out his duties and responsibilities hereunder.

                  7.       Death or Disability of the Executive.

                           7.1      Death.

                           In the event of the death of the Executive during the
Term, the Agreement automatically shall be terminated as of the date of his death and the Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive shall be paid the Executive's Base Salary, at a rate equal to the Executive's highest annual Base Salary during the Term, through the end of the Term. The Executive's beneficiary or estate or legal representative, as the case may be, shall be reimbursed for all business expenses incurred by the Executive prior to such termination and shall be entitled to other death benefits in accordance with the terms of the Company's benefit programs and plans.

                           7.2      Disability.

                           In the event of the Disability (as hereinafter
defined) of the Executive during the Term, the Company shall be entitled to terminate the Agreement. Upon such termination, the Executive shall be paid his Base Salary, at a rate equal to the Executive's highest annual Base Salary during the Term, through the end of the Term. The Executive shall be reimbursed for all business expenses incurred by the Executive prior to such termination and shall be entitled to other disability compensation in accordance with the Company's benefit programs and plans. "Disability," for purposes of this Agreement, shall mean the Executive has failed as a result of his illness, physical or mental disability or other incapacity, for a period of six consecutive months or 270 days during any 12-month period of the Term, to render services as provided in this Agreement. In the event the parties hereto disagree as to whether the Executive is suffering from a Disability, a physician shall perform a medical exam in order to make such a determination. Such physician shall be selected by the Company and be reasonably acceptable to the Executive. The Executive hereby agrees to consent to such an examination. The Executive shall continue to participate in all executive benefit plans in which he was participating on the date of termination until the earliest to occur of (a) the Executive's death, (b) the cessation of the Executive's disability or (c) the end of the Term.


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                  8.       Termination by the Company for Due Cause.

                  Except as set forth in Sections 7.1 and 7.2 of this Agreement, the Company shall not terminate the Executive's employment without Due Cause (as hereinafter defined). Upon any Due Cause termination, the Executive shall continue to receive his Base Salary for the period ending with the date of such termination and the obligation of the Company to make any further payments, or to provide any benefits specified herein, to the Executive shall thereupon cease and terminate. "Due Cause," for purposes of this Agreement, shall mean the Executive's willful and continued failure substantially to perform his duties as described in Section 3 herein, which continues after written notice and a reasonable opportunity to cure.

                  9.       Termination of Agreement.

                           9.1      Termination.

                           The Agreement may be terminated (a) by the Company
pursuant to Section 7 or 8) or (b) by the Executive at any time and for any reason.

                           9.2      Severance.

                           (a)      If the Agreement is terminated by the
Executive for Good Reason (as hereinafter defined), the Company shall pay the Executive a severance payment equal to the highest annual Base Salary during the Term for the remainder of the Term. Such severance payment shall be payable in equal monthly installments (except in the case of payments made as a result of the termination of the Agreement following a Change in Control of the Company (as hereinafter defined), which payments shall be made in a lump sum as soon as practicable, but in any event within 10 days, after the date of termination) commencing on the first day of the month following termination. In addition, the Company shall pay the Executive any bonuses awarded but not paid for any fiscal year of the Company ending prior to the date of such termination. The Executive shall be reimbursed for all business expenses incurred by the Executive prior to such termination and shall be entitled to continue to participate in all executive benefit plans in which he was participating on the date of his termination, including, but not limited to, the continuation of all life, disability, accident and medical insurance benefits available to him on such date as long as he is entitled to receive the severance payment hereunder or until the date he receives equivalent coverage and benefits under the plans and programs of a subsequent employer. "Good Reason," for purposes of the Agreement, shall mean (A) the Company shall have materially breached the provisions of the Agreement, including, without limitation, Section 11, or (B) the assignment to the Executive by the Board of duties materially inconsistent with the Executive's position (including status, corporate office(s), title(s) or reporting responsibility), authority, duties or responsibilities as contemplated by Section 3 of the Agreement, or any action by the Board which results in a material diminution of the position, authority, duties or responsibilities of the Executive as contemplated by Section 3 of the Agreement. A "Change in Control" of the Company shall be deemed to have occurred if (x) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, (y) the majority of the directors on the Board at any time have not been nominated for election by the directors on the Board immediately prior to any such election of directors or (z) any person or group shall have acquired a majority of the voting securities of the Company.



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                           (b)      The Executive shall not be required to
mitigate his damages by seeking other employment or otherwise, and the Company shall not be entitled to any offset for amounts earned by the Executive during the Term or hereafter. In addition, in the event the Company becomes obligated to make severance payments to the Executive pursuant to Section 9.2(a), as long as the Company shall be required to make such payments it shall provide the Executive with such office space and support services as are necessary to enable the Executive to seek other employment and shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with seeking other employment.

                  10.      Principal Office.

                  The Company hereby covenants and agrees that during the Term the Company will not, without the Executive's consent, move the location of the Executive's principal office, which is 10 East Baltimore Street, Baltimore, Maryland 21202. The sole remedy of the Executive for any breach of the provisions of this Section 11 by the Company shall be the termination of this Agreement by the Executive for Good Reason.

                  11.      Indemnification.

                  The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and the Certificate of Incorporation and By-Laws of the Company as then in effect, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges, and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of the Company or any of its subsidiaries.

                  12.      Notices.

                  All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed duly to have been given when mailed by registered or certified mail, return receipt requested, postage prepaid, sent by facsimile or personally delivered by hand or overnight courier to the address stated below or to such changed address as the addressee may have given by similar notice.



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         To the Company:            Univec, Inc.
                                    22 Dubon Court
                                    Farmingdale, NY 11735

         With a copy to:            Snow, Becker, Krauss
                                    605 Third Avenue
                                    New York, NY 10017
                                    Attn:  Burt Gordon, Esq.

         To the Executive: Joel Scvhoenfeld
                                    22 Dubon Court
                                    Farmingdale, New York 11735


                  Communications delivered by hand or overnight courier or by facsimile shall be deemed received on the date of delivery, and communications sent by registered or certified mail shall be deemed received three business days after the sending thereof.

                  13.      Entire Agreement.

                  The Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

                  14.      Binding Effect; Assignment.

                  This Agreement shall be binding upon, and inure to the benefit of, the Company and its permitted Successors and Assigns and upon the Executive and his Successors and Assigns. "Successors and Assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or a sale or transfer of all or substantially all of the assets of the Company to a transferee that assumes the Company's obligations under this Agreement and, in the case of the Executive, his heirs and/or legal representatives as determined by will or by operation of law. Neither the Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of law). The Company may assign the Agreement and all of its rights hereunder to any of its permitted Successors and Assigns.

                  15.      Amendment or Modification; Non-Waiver.

                  No provision of the Agreement may be amended or waived unless agreed to in writing, signed by the parties hereto. The waiver of, or failure to take action with regard to, any breach of any term or condition of the Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.



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                  16.      Beneficiaries; References.

                  The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election by giving the Company written notice thereof. In the event of the Executive's death, Disability or a judicial determination of his incompetence, reference in the Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  17.      Survivorship.

                  The respective rights and obligations of the parties hereunder shall survive any termination of the Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this
Section 18 are in addition to the survivorship provisions of any other section of the Agreement.

                  18.      Non-Waiver.

                  The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                  19.      Governing Law.

                  The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the laws of the State of New York, without reference to rules relating to conflict of law.

                  20.      Severability.

                  If any provision of the Agreement shall be determined to be invalid or unenforceable (in whole or in part) for any reason, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The provisions of this
Section 20 are in addition to the severability provisions of any other section of the Agreement.

                  21.      Withholding.

                  The Company shall withhold from any payments due to the Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

                  22.      Headings.

                  The headings contained in the Agreement are intended solely for convenience of reference and shall not affect in any way the meaning or interpretation of the Agreement.



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                  23.      Counterparts.

                  The Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.

                  24.      Confidentiality.

                  The Executive agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company and (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. "Confidential Information," for purposes of the Agreement, shall mean non-public information concerning the Company's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise generally publicly available and has not been disclosed by the Company to others not subject to confidentiality agreements; provided that such information already in the possession of the Executive that relates to Physician and Pharmaceutical Services, Inc. ("PPSI"), a corporation organized and existing under the laws of the State of Pennsylvania, shall not be considered Confidential Information for the purposes of this Section 24. In the event the Executive's employment is terminated hereunder for any reason, he immediately shall return to the Company all tangible evidence of such Confidential Information in his possession. The provisions of this Section 24 shall survive the termination of the Agreement.



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                  IN WITNESS WHEREOF, the parties hereto have executed the
Agreement as of the day and year first above written.


                                              EXECUTIVE:



                                              s/Joel Schoenfeld
                                              ---------------------------------
                                              Name: Joel Schoenfeld



                                              COMPANY:

                                              UNIVEC, INC.



                                              By: s/ Alan Gold
                                                  -----------------------------
                                                    Name: Alan Gold
                                                    Title:  President